EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-108679, Form S-8 No. 333-107840 and Form S-8 No. 333-54618) of EXACT Sciences Corporation and in the related Prospectuses of our reports dated March 11, 2005, with respect to the consolidated financial statements of EXACT Sciences Corporation, EXACT Sciences Corporation's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EXACT Sciences Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Boston, Massachusetts March 11, 2005